January 20, 2017

Francois Locoh-Donou
4915 Cumberland Avenue
Chevy Chase
MD
20815

Re:     Offer of Employment

Dear Francois:

After careful consideration, the Board of Directors of F5 Networks is very pleased to offer you the position of President and Chief Executive Officer of F5 Networks, Inc. (“F5”, “F5 Networks” or “Company”) pursuant to the terms and contingencies contained herein. As the global leader in software defined application delivery, F5 helps organizations seamlessly scale cloud, data center, telecommunications and software defined networking (SDN) deployments to successfully deliver applications and services to anyone, anywhere, at any time. We attribute our success to our creative and dedicated employees and endeavor to provide them with a work environment that is both professionally and personally rewarding. We are proud of what F5 has achieved and believe that you will be a great addition to our executive team as we move forward.

You will report to F5’s Board of Directors. John McAdam or I will be happy to answer any questions you have about the position, this offer or F5 Networks in general. This offer and your employment relationship will be subject to the contingencies outlined below and the execution of the ancillary documents referenced in this letter. This offer of employment will remain open through January 20, 2017.

Start Date: April 3, 2017.

Compensation: Your initial base salary will be $750,000 annualized following your first day of employment, less all applicable withholdings. Pay dates are the 15th and the last day of the month. Base salary will be reviewed annually. It is anticipated that upon your employment as CEO, the Board will nominate you to serve as a Director on the Board of Directors of F5 Networks, Inc. As CEO, you will not be entitled to separate compensation for your service as a Director on the Board of Directors of F5.

Executive Incentive Compensation Plan: You will be eligible to receive a cash incentive bonus of 130% of your base salary ($975,000) per full fiscal year at target.  The cash incentive bonus is paid quarterly following certification of achievement of applicable targets set by the Compensation Committee. For fiscal year 2017, 70% of the cash incentive bonus is based on the Company achieving target revenue for the quarter, and 30% is based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the applicable quarters. Each such target is determined by the Compensation Committee. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. Bonus awards are capped at achievements of 200% above target. Each goal is evaluated individually and subject to the 80% achievement threshold and the 100% over-achievement threshold and the 200% cap. The Compensation Committee of the Board of Directors will establish performance targets for future fiscal years in accordance with the Company’s standard compensation practices for executive officers.

If you begin employment part way through a quarter on a date which is not the first business day of the quarter and no later than 1 month prior to the end of a quarter, then your bonus eligibility for the quarter will be pro-rated on a daily basis.  Specifically then, if your employment starts in March, June, September, or December, you will become eligible for the bonus program beginning on the following quarter. Note: To be eligible for the bonus payment you must be an active employee or on an approved leave of absence through the end of the quarter.

Restricted Stock Units Grant:
Subject to final approval by the Compensation Committee and the Board of Directors of F5, we also wish to offer you restricted stock awards with a total value of $12,260,000 which will be converted to restricted stock unit (RSUs) shares at the time of the grant as outlined below:

RSUs equaling $5,760,000 in value at time of grant are intended as an inducement award and to make you whole for the approximate value of outstanding awards in your current position. Subject to your continued employment with F5, RSU’s will vest over a three-

year period from the date of grant with 33 1/3% vesting one year from the grant date, and the remaining RSUs vesting in equal quarterly increments over the following two-year period.

RSUs equaling $1,000,000 in value at the time of grant are intended as a one-time inducement award as incentive for you to assume the role of CEO of F5 Networks, Inc. Subject to your continued employment with F5, these RSU’s will vest over a four year period from the date of grant with 25% vesting one year from the grant date and the remaining RSUs vesting in equal quarterly increments over the following three-year period.

RSU’s equaling $5,500,000 in value at the time of the grant are intended as compensation relative to your performance of services as President and CEO of F5. 50% of these RSUs will be time based grants and the remaining 50% of the RSUs will be performance based awards which will vest quarterly over a four-year period. The performance based awards will be subject to the achievement of performance targets as set by the Compensation Committee.

You will also be eligible for annual equity awards going forward beginning with the grant cycle for fiscal year 2018. As CEO, all awards are subject to the review and approval of the F5 Board following recommendation by F5’s Compensation Committee.

Sign-on Bonus:
F5 Networks will provide you with a lump sum sign-on bonus in the amount of $800,000. The payment will be made within 120 days following your first day of employment.

Relocation
F5 Networks will provide you with a lump sum relocation payment in the amount of $400,000. The payment will be made within 120 days following your first day of employment. You will be responsible for making all arrangements for your relocation.

Benefits: F5 Networks will provide you with benefits, including health insurance, 401k and ESPP, consistent with executive officers. F5 Networks reserves the right to change these benefits on a prospective basis at any time. You are permitted to join the Board of a Non-Profit or Public/Private company, pending pre-clearance of any conflicts and F5 Board approval and pursuant to the terms of F5’s Corporate Governance Guidelines.

Employment at Will: If you accept our offer and the contingencies and terms herein are met, your employment with F5 Networks will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, F5 Networks may terminate the employment relationship at any time, with or without cause or advance notice. In addition, F5 Networks reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline.

Any change to the at-will employment relationship must be by a specific, written agreement signed by you and an authorized F5 Board member or executive officer of F5 Networks, Inc. No communication from F5 Networks should be considered a promise of permanent employment or as an alteration of the at-will nature of your employment.

Severance: Should F5 terminate your employment other than for “Cause” as that term is defined in Section 7.6 of the attached Change of Control Agreement (the “COC Agreement”) or if you terminate your employment for “Good Reason” (as defined below), F5 will pay you an amount equal to your first year base salary and executive cash incentive compensation at target as well as, at F5’s discretion, either the vesting of equity scheduled to vest in the 6 months following your termination date or the payment of cash equal to the value of such equity as of the termination date. This payment is contingent upon your resignation from F5’s Board of Directors, if you are then a current member of the Board, as well as your compliance with the Non-Compete clause set forth below, and upon the signing and effectiveness of a general release in a form reasonably determined by the Company. For purposes herein, “Good Reason” will mean the occurrence or existence of any of the following events or conditions without your express written consent:

(i) A material diminution in your annual base salary and/or target bonus opportunity;
(ii) A material diminution in your authority, duties or responsibilities as President and Chief Executive Officer;
(iii) A relocation of your principal place of employment to a location more than 50 miles from the Seattle metropolitan area, except for required travel on F5 business to an extent substantially consistent with your duties and responsibilities; or
(iv) A material breach by the Company of any obligation in this letter agreement or the COC Agreement provided, however, that termination of such COC Agreement shall not constitute Good Reason if, prior to termination of such COC Agreement, F5 provides you with a new COC Agreement that reflects then prevailing market terms for such agreements, as determined by F5’s Board of Directors and/or the Compensation Committee of the Board of Directors after consultation with the independent compensation consulting firm engaged to advise the Compensation Committee of F5’s Board of Directors on executive compensation matters. In no event will you be entitled to receive payment both hereunder and the COC Agreement.

Notwithstanding any provision herein to the contrary, termination of employment by you will not be for Good Reason unless (A) you notify the Company in writing of the occurrence or existence of the event or condition which you believe constitutes Good Reason within ninety (90) days of the occurrence or initial existence of such event or condition (which notice specifically identifies such condition), (B) F5 fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (C), if F5 fails to remedy such event or condition during the Remedial Period, you actually terminate employment within sixty (60) days after the expiration of the Remedial Period. If you terminate employment before the expiration of the Remedial Period or after F5 has, within the Remedial Period, remedied the event or condition, then your termination of employment will not be considered to be for Good Reason.

Non-Compete: Should you receive the severance payment described above, then for a period of one (1) year from the date of the termination of your employment (“Termination Date”), you agree you will not, anywhere within the Restricted Area (defined below) or for the benefit of a Competing Business’s (defined below) operations or sales within the Restricted Area, directly or indirectly, acting individually or as an officer, director, owner, shareholder, partner, employee, contractor, agent or otherwise:  (a) provide services, directly or indirectly, to a business whose products or services are similar to products or services offered by F5 or are used for similar purposes as F5 products or services at the time of your termination (such products and services being “Competing Products and Services” and such business being a “Competing Business”) and /or (b) own, receive or purchase a financial interest in, make a loan to, or make a monetary gift in support of, any such Competing Business; provided, however, that you may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that you are not a controlling person of, or a member of a group that controls, such business, and further provided that you do not, in the aggregate, directly or indirectly, own Two Percent (2%) or more of any class of securities of such business.  The parties agree that at the time of signing, F5’s products and services include the provision of application delivery and security products, software and services. “Restricted Area” will mean the United States (including state and state-equivalents and county and county-equivalents within the United States).

Classification: This position, as it is currently classified, is exempt from overtime pay because you are paid for the job and not by the hour.

Contingencies: This offer is subject to F5 Networks’ usual employment policies, and is contingent on (1) acceptable results on background, credit and reference checks; (2) completion of the Company’s standard form of D&O Questionnaire and acceptable clearance of any potential conflicts of interest; (3) compliance with federal I-9 requirements; and (4) your contemporaneous execution of an Employee Nondisclosure and Assignment Agreement. This offer and your employment as the CEO of F5 Networks, Inc. is also contingent upon final resolutions of the Board of Directors of F5 Networks, Inc. appointing you as CEO.

Ancillary Agreements: F5 Networks will provide you its standard form of Change of Control and Indemnification Agreements as approved by the Board.
The terms and conditions set forth in this letter, including the other Agreements referenced herein, constitute the entire agreement between you and F5 Networks relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. The terms of this letter will be governed by Washington law. This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized F5 Board member or executive officer of F5 Networks, Inc. All payments hereunder are subject to applicable taxes and withholdings.

We hope you find this offer acceptable and look forward to working with you.

Sincerely,

/s/ Al Higginson				Date: January 30, 2017
Al Higginson
Chairman of the Board of Directors
F5 Networks, Inc.

cc:	John McAdam	Scot Rogers	Ronan O'Loan

Acceptance and Acknowledgment

I accept the offer of employment on the terms and contingencies outlined in this letter to me from F5 Networks dated January 16, 2017, and acknowledge and agree that there are no other oral or implied understandings regarding my employment by F5 Networks. I understand and agree that my employment with F5 Networks would be at-will.

/s/ Francois Locoh-Donou	January 20, 2017
Signature	Date